Exhibit 99.1

For Immediate Release	Contact:	Scot Hoffman
February 6, 2013		(973) 802-2824

PRUDENTIAL FINANCIAL, INC.

ANNOUNCES 2012 RESULTS

•	After-tax adjusted operating income for the Financial Services Businesses for year 2012 of $2.958 billion, or $6.27 per Common share, compared to $5.83 per Common share for 2011.

•	Fourth quarter 2012 after-tax adjusted operating income for the Financial Services Businesses of $798 million, or $1.69 per Common share, compared to $1.78 per Common share in the year-ago quarter.

•	Significant items included in current quarter adjusted operating income:

•

Pre-tax net benefit of $48 million in Individual Annuities, including release of reserves for guaranteed death and income benefits and reduced amortization of deferred policy acquisition and other costs reflecting market performance, and charge for impairment of capitalized software costs.

•	Pre-tax benefit of $78 million in Retirement from recovery, under a settlement, of previously recorded losses attributed to certain client investment funds managed by a third party.

•	Pre-tax net benefit of $32 million in Asset Management, including gain from sale of a real estate related investment and charge for impairment of capitalized software costs.

•	Pre-tax charge of $15 million in Individual Life for costs incurred related to the Company’s acquisition of The Hartford’s individual life insurance business which was completed in January 2013.

•	Pre-tax charge of $20 million in Group Insurance to increase legal reserves.

•

Pre-tax charge of $10 million in International Insurance’s Gibraltar Life operation for integration costs relating to the acquisition of AIG Star Life Insurance Co., Ltd. and AIG Edison Life Insurance Company.

•

Pre-tax charges totaling $69 million in Corporate and Other operations, including increase in recorded employee benefits liabilities reflecting completion of a review and writeoff of issuance costs on debt securities redeemed prior to maturity.

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•

Several of our U.S. businesses incurred costs in the current quarter, as discussed below, for items such as business process improvements, fund start-up costs, and reserves for costs associated with certain client contracts, which we estimate are in excess of a baseline level relative to current business volume, with an estimated negative impact of approximately $100 million on pre-tax adjusted operating income.

•	An update of the effective tax rate applicable to adjusted operating income based on full year results contributed approximately 7 cents per Common share to current quarter results.

•	Net income of Financial Services Businesses attributable to Prudential Financial, Inc. for year 2012 of $428 million, or 94 cents per Common share, compared to $6.99 per Common share for 2011.

•	Fourth quarter 2012 net loss of Financial Services Businesses of $214 million, or 48 cents per Common share.

•

The current quarter net loss reflects pre-tax charges of approximately $1.5 billion from net changes in value relating to foreign currency exchange rates primarily resulting from changes in value of the Japanese yen in relation to other currencies. These currency-driven value changes were largely offset by corresponding adjustments to accumulated other comprehensive income which are not reflected in net income or loss.

•	Other financial highlights:

•

GAAP book value for Financial Services Businesses, $37.1 billion or $79.19 per Common share at December 31, 2012, compared to $32.8 billion or $69.07 per Common share at December 31, 2011. Book value per Common share excluding total accumulated other comprehensive income, $57.86 at December 31, 2012 compared to $58.39 at December 31, 2011.

•

Net unrealized gains on general account fixed maturity investments of the Financial Services Businesses of $18.6 billion at December 31, 2012 compared to $10.5 billion at December 31, 2011; gross unrealized losses of $2.1 billion at December 31, 2012, compared to $4.3 billion at December 31, 2011.

•

During 2012, the Company acquired 11.5 million shares of its Common Stock at a total cost of $650 million, for an average price of $56.43 per share. These repurchases included 2.7 million Common shares acquired at a total cost of $150 million in the third quarter under an authorization in June 2012 by Prudential’s Board of Directors to repurchase at management’s discretion up to $1.0 billion of the Company’s outstanding Common Stock through June 2013, with the remainder acquired under an earlier authorization. From the commencement of share repurchases in July 2011 through December 31, 2012, the Company has acquired 31.3 million shares of its Common Stock under its share repurchase authorizations at a total cost of $1.65 billion, for an average price of $52.72 per share.

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NEWARK, N.J. – Prudential Financial, Inc. (NYSE:PRU) today reported after-tax adjusted operating income for its Financial Services Businesses of $2.958 billion ($6.27 per Common share) for the year ended December 31, 2012, compared to $2.845 billion ($5.83 per Common share) for 2011. Net income for the Financial Services Businesses attributable to Prudential Financial, Inc. was $428 million (94 cents per Common share) for 2012, compared to $3.420 billion ($6.99 per Common share) for 2011. Information regarding adjusted operating income, a non-GAAP measure, is provided below.

For the fourth quarter of 2012, after-tax adjusted operating income for the Financial Services Businesses amounted to $798 million ($1.69 per Common share) compared to $855 million ($1.78 per Common share) for the fourth quarter of 2011. The net loss for the Financial Services Businesses attributed to Prudential Financial, Inc. for the fourth quarter of 2012 amounted to $214 million (48 cents per Common share) compared to net income of $522 million ($1.08 per Common share) for the fourth quarter of 2011.

The Company acquired AIG Star Life Insurance Co., Ltd. and AIG Edison Life Insurance Company on February 1, 2011. Results of the Financial Services Businesses include the results of these businesses from the date of acquisition.

Reported results for the fourth quarter of 2012 and earlier periods presented reflect the implementation of a discretionary change in accounting principle related to the Company’s pension plans, as discussed under “Change in Accounting Principle” later in this release.

Results of the majority of the Company’s international investments operations, formerly included in the International Insurance segment, have been reclassified and included in the Asset Management segment for all periods presented herein. This reflects the Company’s decision to align the management of these businesses.

“We are pleased with the progress we’ve made over the past year toward achievement of our longer term objectives. We are continuing to benefit from strong business momentum, with a growing base of quality business driven by solid sales and flows. We surpassed significant milestones during the year, including $1 trillion of assets under management, over $400 billion of account values in our Retirement and Annuities businesses, and annualized new business premiums

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of over $4 billion in International Insurance. We’ve strengthened our U.S. businesses with the completion of two major ground breaking pension risk transfer transactions in the fourth quarter, building a leadership position in an attractive market well suited to our proficiencies. These transactions speak to our capabilities, our culture of multi-discipline collaboration, and our financial strength. Our acquisition of The Hartford’s individual life insurance business, which was completed early this year, is also expected to provide financial and strategic benefits. Our International Insurance business continues to perform well, with results benefiting from growth in multiple distribution channels and our achievement of cost synergies consistent with our goals through the successful integration of the acquired Star and Edison businesses. Our unique business mix, the quality of the businesses that make up that mix, and the talent of our people support our prospects for achievement of strong returns consistent with our targets as well as continued growth,” said Chairman and Chief Executive Officer John Strangfeld.

Adjusted operating income is not calculated under generally accepted accounting principles (GAAP). Information regarding adjusted operating income, a non-GAAP measure, is discussed later in this press release under “Forward-Looking Statements and Non-GAAP Measures,” and a reconciliation of adjusted operating income to the most comparable GAAP measure is provided in the tables that accompany this release.

Financial Services Businesses

Prudential Financial’s Common Stock (NYSE:PRU) reflects the performance of its Financial Services Businesses, which consist of its U.S. Retirement Solutions and Investment Management, U.S. Individual Life and Group Insurance, and International Insurance divisions and its Corporate and Other operations.

In the following business-level discussion, adjusted operating income refers to pre-tax results.

The U.S. Retirement Solutions and Investment Management division reported adjusted operating income of $668 million for the fourth quarter of 2012, compared to $769 million in the year-ago quarter.

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The Individual Annuities segment reported adjusted operating income of $304 million in the current quarter, compared to $373 million in the year-ago quarter. Current quarter results benefited $57 million from net reductions in reserves for guaranteed minimum death and income benefits and a net reduction in amortization of deferred policy acquisition and other costs, reflecting an updated estimate of profitability for this business. Results for the year-ago quarter included a net benefit of $176 million from adjustment of these items to reflect an update of estimated profitability. These benefits to results in both the current quarter and the year-ago quarter were largely driven by market performance relative to our assumptions during the respective periods. In addition, current quarter results include a $9 million charge for impairment of certain capitalized software costs based on a review of recoverability. Excluding the effect of the foregoing items, adjusted operating income for the Individual Annuities segment increased $59 million from the year-ago quarter. The increase reflected higher asset-based fees due to growth in variable annuity account values, net of related amortization of deferred policy acquisition and other costs and distribution expenses. The net benefit from asset-based fees was partly offset by higher expenses, including approximately $17 million of current quarter costs for items including business process improvements that we estimate are in excess of a baseline level relative to current business volume.

The Retirement segment reported adjusted operating income of $225 million for the current quarter, compared to $140 million in the year-ago quarter. Current quarter results include income of $78 million from a recovery, under a settlement, of prior losses attributed to certain client investment funds managed by a third party. Excluding this item, adjusted operating income of the Retirement segment increased $7 million from the year-ago quarter. This increase reflected a greater net contribution of approximately $40 million from investment results of the segment’s institutional investment products activities, driven largely by the initial results from two significant pension risk transfer transactions consummated during the current quarter, as well as higher fees associated with growth in account values. These increases were partly offset by a lower net contribution from investment results of the segment’s full service activities and higher expenses, including approximately $16 million of current quarter costs for items including business process improvements that we estimate are in excess of a baseline level relative to current business volume.

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The Asset Management segment reported adjusted operating income of $139 million for the current quarter, compared to $256 million in the year-ago quarter. Current quarter results include a $9 million charge for impairment of certain capitalized software costs based on a review of recoverability, while results for the year-ago quarter include a benefit of $96 million from the sale of the Company’s stake in Afore XXI, a private pension fund manager in Mexico. The current quarter contribution to results from the segment’s incentive, transaction, strategic investing and commercial mortgage activities was $13 million greater than in the year-ago quarter, as income of $41 million from the sale of a real estate related investment for which we had previously recognized an impairment charge was largely offset by less favorable results from coinvestments and lower performance-based fees. Excluding the foregoing items and the contribution from these segment activities, Asset Management segment adjusted operating income decreased $25 million from the year-ago quarter. Higher expenses, including approximately $49 million of current quarter costs for items including fund start-up costs, reserves for costs associated with certain client contracts, and business process improvements that we estimate are in excess of a baseline level relative to current business volume, more than offset the benefit of higher asset management fees reflecting growth in assets under management.

The U.S. Individual Life and Group Insurance division reported adjusted operating income of $87 million for the fourth quarter of 2012, compared to $180 million in the year-ago quarter.

The Individual Life segment reported adjusted operating income of $99 million for the current quarter, compared to $138 million in the year-ago quarter. Current quarter results include a charge of $15 million, primarily representing transaction costs, related to the Company’s acquisition of The Hartford’s individual life insurance business which was completed in January 2013. Excluding this charge, adjusted operating income decreased $24 million from the year-ago quarter. This decrease reflected higher expenses in the current quarter, including certain non-deferred policy acquisition costs due to higher sales, and a benefit to year-ago quarter results of approximately $10 million from adjustments of amortization of deferred policy acquisition and other costs as a result of separate account performance more favorable than our assumptions.

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The Group Insurance segment reported a loss, on an adjusted operating income basis, of $12 million in the current quarter, compared to adjusted operating income of $42 million in the year-ago quarter. Current quarter results include a charge of $20 million to increase legal reserves. Excluding this charge, adjusted operating income decreased $34 million from the year-ago quarter. This decrease reflected less favorable group life claims experience and a higher level of expenses, including approximately $18 million of current quarter costs for items including business process improvements that we estimate are in excess of a baseline level relative to current business volume.

The International Insurance segment reported adjusted operating income of $647 million for the fourth quarter of 2012, compared to $502 million in the year-ago quarter.

Adjusted operating income of the segment’s Life Planner insurance operations was $332 million for the current quarter, compared to $300 million in the year-ago quarter. The $32 million increase in adjusted operating income reflected continued business growth, partly offset by higher current quarter expenses including costs associated with technology enhancements. In addition, current quarter results reflect a favorable impact of $13 million in comparison to the year-ago quarter from foreign currency exchange rates including the impact of the Company’s currency hedging programs.

The segment’s Gibraltar Life and Other operations reported adjusted operating income of $315 million for the current quarter, compared to $202 million in the year-ago quarter. Results for the current quarter reflect absorption of approximately $10 million of integration costs related to the Star and Edison businesses acquired on February 1, 2011, while results for the year-ago quarter include $94 million of such costs. Excluding these integration costs, adjusted operating income increased $29 million from the year-ago quarter. This increase reflected approximately $50 million of cost savings resulting from business integration synergies compared to approximately $10 million in the year-ago quarter. The benefit to results from continued business growth was more

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than offset by a less favorable level of policy benefits and higher current quarter expenses including costs associated with technology enhancements. Current quarter results also benefited $16 million in comparison to the year-ago quarter from foreign currency exchange rates including the impact of the Company’s currency hedging programs.

Corporate and Other operations resulted in a loss, on an adjusted operating income basis, of $371 million in the fourth quarter of 2012, compared to a loss of $285 million in the year-ago quarter. Current quarter results include a charge of $54 million to increase recorded liabilities for certain employee benefits, reflecting the completion of a review, and a charge of $15 million to write off bond issuance costs on debt securities redeemed prior to maturity. Excluding these charges, the loss from Corporate and Other operations increased $17 million from the year-ago quarter. This increase was primarily driven by higher interest expense, net of investment income, reflecting a greater level of capital debt in the current quarter.

Assets under management amounted to $1.060 trillion at December 31, 2012, compared to $901 billion at December 31, 2011.

The net loss of the Financial Services Businesses attributable to Prudential Financial, Inc. amounted to $214 million for the fourth quarter of 2012, compared to net income of $522 million in the year-ago quarter.

The current quarter net loss includes $1.698 billion of pre-tax net realized investment losses and related charges and adjustments. The forgoing net loss includes pre-tax losses of $1.527 billion representing net changes in value relating to foreign currency exchange rates primarily resulting from changes in value of the Japanese yen in relation to other currencies. These currency-driven value changes were largely offset by corresponding adjustments to accumulated other comprehensive income which are not reflected in net income or loss. Net realized investment losses for the current quarter also include net losses of $134 million from products that contain embedded derivatives and associated derivative portfolios that are part of a hedging program related to the

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risks of these products as well as mark to market of derivatives under a capital hedge program. Net realized investment losses also reflect losses from impairments and sales of credit-impaired investments amounting to $59 million. These losses were partly offset by net gains from general portfolio activities.

At December 31, 2012, gross unrealized losses on general account fixed maturity investments of the Financial Services Businesses amounted to $2.146 billion, including $1.693 billion on high and highest quality securities based on NAIC or equivalent ratings. Gross unrealized losses include $390 million related to asset-backed securities collateralized by sub-prime mortgages. Gross unrealized losses on general account fixed maturity investments of the Financial Services Businesses at December 31, 2012 include $749 million of declines in value of 20% or more of amortized cost. Gross unrealized losses on general account fixed maturity investments of the Financial Services Businesses amounted to $4.256 billion at December 31, 2011. Net unrealized gains on general account fixed maturity investments of the Financial Services Businesses amounted to $18.606 billion at December 31, 2012, compared to $10.493 billion at December 31, 2011.

The net loss for the current quarter reflects pre-tax increases of $108 million in recorded asset values and $94 million in recorded liabilities representing changes in value which are expected to ultimately accrue to contractholders. These changes primarily represent interest rate related mark-to-market adjustments. The net loss for the current quarter also reflects pre-tax income of $60 million from divested businesses, primarily from reserve refinements related to long term care insurance.

Net income of the Financial Services Businesses for the year-ago quarter included $596 million of pre-tax net realized investment losses and related charges and adjustments, and increases of $53 million in recorded assets and $47 million in recorded liabilities for which changes in value are expected to ultimately accrue to contractholders, in each case before income taxes. Net income for the year-ago quarter also included $52 million of pre-tax income from divested businesses.

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Closed Block Business

Prudential’s Class B Stock, which is not traded on any exchange, reflects the performance of its Closed Block Business.

The Closed Block Business includes our in-force participating life insurance and annuity policies, and assets that are being used for the payment of benefits and policyholder dividends on these policies, as well as other assets and equity that support these policies. We have ceased offering these participating policies.

The Closed Block Business reported a loss from continuing operations before income taxes of $33 million for the fourth quarter of 2012, compared to income from continuing operations before income taxes of $123 million for the year-ago quarter.

The Closed Block Business reported a net loss attributable to Prudential Financial, Inc. of $18 million for the fourth quarter of 2012, compared to net income of $82 million for the year-ago quarter.

For the year ended December 31, 2012, the Closed Block Business reported income from continuing operations before income taxes of $64 million, compared to $214 million for 2011. The Closed Block Business reported net income attributable to Prudential Financial, Inc. of $41 million for 2012, compared to $146 million for 2011.

Consolidated Results

There is no legal separation of the Financial Services Businesses and the Closed Block Business, and holders of the Common Stock and the Class B Stock are both common stockholders of Prudential Financial, Inc.

On a consolidated basis, which includes the results of both the Financial Services Businesses and the Closed Block Business, Prudential Financial, Inc. reported a net loss attributable to Prudential Financial, Inc. of $232 million for the fourth quarter of 2012 compared to net income of $604 million for the year-ago quarter, and reported net income attributable to Prudential Financial, Inc. of $469 million for 2012 and $3.566 billion for 2011.

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Change in Accounting Principle

During the fourth quarter of 2012, with retrospective application for earlier periods, the Company implemented a discretionary change in accounting principle related to its pension plans. Under the revised accounting principle, the market related value of a plan’s fixed income assets used to calculate periodic benefit cost is now reflected annually at fair value. The prior method calculated the market related value by recognizing changes in the fair value of a plan’s fixed income assets in a systematic and rational manner over five years. For the year ended December 31, 2011, the retrospective application of the revised accounting principle resulted in increases of $37 million and $24 million to pre-tax adjusted operating income and net income of the Financial Services Businesses attributable to Prudential Financial, Inc. respectively; had no impact on results of the Closed Block Business; and resulted in an increase of $24 million to net income attributable to Prudential Financial, Inc. on a consolidated basis. For the fourth quarter of 2011, the retrospective application of the revised accounting principle resulted in increases of $9 million and $6 million to pre-tax adjusted operating income and net income of the Financial Services Businesses attributable to Prudential Financial, Inc. respectively; had no impact on results of the Closed Block Business; and resulted in an increase of $6 million to net income attributable to Prudential Financial, Inc. on a consolidated basis. As a result of the retrospective application of the revised accounting principle, attributed equity excluding accumulated other comprehensive income as of December 31, 2011 for the Financial Services Businesses was increased by $173 million, or 37 cents per Common share, and there was no impact on attributed equity including accumulated other comprehensive income as of that date.

Forward-Looking Statements and Non-GAAP Measures

Certain of the statements included in this release constitute forward-looking statements within the meaning of the U. S. Private Securities Litigation Reform Act of 1995. Words such as “expects,” “believes,” “anticipates,” “includes,” “plans,” “assumes,” “estimates,” “projects,” “intends,” “should,” “will,” “shall,” or variations of such words are generally part of forward-looking

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statements. Forward-looking statements are made based on management’s current expectations and beliefs concerning future developments and their potential effects upon Prudential Financial, Inc. and its subsidiaries. There can be no assurance that future developments affecting Prudential Financial, Inc. and its subsidiaries will be those anticipated by management. These forward-looking statements are not a guarantee of future performance and involve risks and uncertainties, and there are certain important factors that could cause actual results to differ, possibly materially, from expectations or estimates reflected in such forward-looking statements, including, among others: (1) general economic, market and political conditions, including the performance and fluctuations of fixed income, equity, real estate and other financial markets; (2) the availability and cost of additional debt or equity capital or external financing for our operations; (3) interest rate fluctuations or prolonged periods of low interest rates; (4) the degree to which we choose not to hedge risks, or the potential ineffectiveness or insufficiency of hedging or risk management strategies we do implement, with regard to variable annuity or other product guarantees; (5) any inability to access our credit facilities; (6) reestimates of our reserves for future policy benefits and claims; (7) differences between actual experience regarding mortality, longevity, morbidity, persistency, surrender experience, interest rates or market returns and the assumptions we use in pricing our products, establishing liabilities and reserves or for other purposes; (8) changes in our assumptions related to deferred policy acquisition costs, value of business acquired or goodwill; (9) changes in assumptions for retirement expense; (10) changes in our financial strength or credit ratings; (11) statutory reserve requirements associated with term and universal life insurance policies under Regulation XXX and Guideline AXXX; (12) investment losses, defaults and counterparty non-performance; (13) competition in our product lines and for personnel; (14) difficulties in marketing and distributing products through current or future distribution channels; (15) changes in tax law; (16) economic, political, currency and other risks relating to our international operations; (17) fluctuations in foreign currency exchange rates and foreign securities markets; (18) regulatory or legislative changes, including the Dodd-Frank Wall Street Reform and Consumer Protection Act; (19) inability to protect our intellectual property rights or claims of infringement of the intellectual property rights of others; (20) adverse determinations in litigation or regulatory matters and our exposure to contingent liabilities, including in connection

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with our divestiture or winding down of businesses; (21) domestic or international military actions, natural or man-made disasters including terrorist activities or pandemic disease, or other events resulting in catastrophic loss of life; (22) ineffectiveness of risk management policies and procedures in identifying, monitoring and managing risks; (23) effects of acquisitions, divestitures and restructurings; (24) interruption in telecommunication, information technology or other operational systems or failure to maintain the security, confidentiality or privacy of sensitive data on such systems; (25) changes in statutory or U.S. GAAP accounting principles, practices or policies; (26) Prudential Financial, Inc.’s primary reliance, as a holding company, on dividends or distributions from its subsidiaries to meet debt payment obligations and the ability of the subsidiaries to pay such dividends or distributions in light of our ratings objectives and/or applicable regulatory restrictions; and (27) risks due to the lack of legal separation between our Financial Services Businesses and our Closed Block Business. Prudential Financial, Inc. does not intend, and is under no obligation, to update any particular forward-looking statement included in this document.

Adjusted operating income is a non-GAAP measure of performance of our Financial Services Businesses. Adjusted operating income excludes “Realized investment gains (losses), net,” as adjusted, and related charges and adjustments. A significant element of realized investment gains and losses are impairments and credit-related and interest rate-related gains and losses. Impairments and losses from sales of credit-impaired securities, the timing of which depends largely on market credit cycles, can vary considerably across periods. The timing of other sales that would result in gains or losses, such as interest rate-related gains or losses, is largely subject to our discretion and influenced by market opportunities as well as our tax and capital profile.

Realized investment gains (losses) within certain of our businesses for which such gains (losses) are a principal source of earnings, and those associated with terminating hedges of foreign currency earnings and current period yield adjustments are included in adjusted operating income. Adjusted operating income excludes realized investment gains and losses from products that contain embedded derivatives, and from associated derivative portfolios that are part of a hedging program related to the risk of those products. Adjusted operating income also excludes gains and

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losses from changes in value of certain assets and liabilities relating to foreign currency exchange movements that have been economically hedged or considered part of our capital funding strategies for our international subsidiaries, as well as gains and losses on certain investments that are classified as other trading account assets.

Adjusted operating income also excludes investment gains and losses on trading account assets supporting insurance liabilities and changes in experience-rated contractholder liabilities due to asset value changes, because these recorded changes in asset and liability values are expected to ultimately accrue to contractholders. Trends in the underlying profitability of our businesses can be more clearly identified without the fluctuating effects of these transactions. In addition, adjusted operating income excludes the results of divested businesses, which are not relevant to our ongoing operations. Discontinued operations, which is presented as a separate component of net income under GAAP, is also excluded from adjusted operating income.

We believe that the presentation of adjusted operating income as we measure it for management purposes enhances understanding of the results of operations of the Financial Services Businesses by highlighting the results from ongoing operations and the underlying profitability of our businesses. However, adjusted operating income is not a substitute for income determined in accordance with GAAP, and the adjustments made to derive adjusted operating income are important to an understanding of our overall results of operations. The schedules accompanying this release provide a reconciliation of adjusted operating income for the Financial Services Businesses to income from continuing operations in accordance with GAAP.

The information referred to above, as well as the risks of our businesses described in our Annual Report on Form 10-K for the year ended December 31, 2011, should be considered by readers when reviewing forward-looking statements contained in this release. Additional historical information relating to our financial performance is located on our Web site at www.investor.prudential.com.

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Earnings Conference Call

Members of Prudential’s senior management will host a conference call on Thursday, February 7, 2013 at 11 a.m. ET, to discuss with the investment community the Company’s fourth quarter results. The conference call will be broadcast live over the Company’s Investor Relations Web site at www.investor.prudential.com. Please log on fifteen minutes early in the event necessary software needs to be downloaded. The call will remain on the Investor Relations Web site for replay through February 22. Institutional investors, analysts, and other members of the professional financial community are invited to listen to the call and participate in Q&A by dialing (877) 777-1971 (domestic callers) or (612) 332-0226 (international callers). All others are encouraged to dial into the conference call in listen-only mode, using the same numbers. To listen to a replay of the conference call starting at 2:00 p.m. on February 7, through February 14, dial (800) 475-6701 (domestic callers) or (320) 365-3844 (international callers). The access code for the replay is 272217.

Prudential Financial, Inc. (NYSE: PRU), a financial services leader with approximately $1.060 trillion of assets under management as of December 31, 2012, has operations in the United States, Asia, Europe, and Latin America. Prudential’s diverse and talented employees are committed to helping individual and institutional customers grow and protect their wealth through a variety of products and services, including life insurance, annuities, retirement-related services, mutual funds and investment management. In the U.S., Prudential’s iconic Rock symbol has stood for strength, stability, expertise and innovation for more than a century. For more information, please visit www.news.prudential.com.

Financial Highlights

(in millions, except per share data, unaudited)

	Three Months Ended December 31		Year Ended December 31
	2012	2011	2012	2011
Financial Services Businesses Income Statement Data:
Adjusted Operating Income (1):
Revenues:
Premiums	$41,145	$5,546	$62,083	$21,038
Policy charges and fee income	1,183	1,033	4,597	4,032
Net investment income	2,713	2,522	10,370	9,803
Asset management fees, commissions and other income	1,098	1,034	4,083	4,060

Total revenues	46,139	10,135	81,133	38,933

Benefits and expenses:
Insurance and annuity benefits	40,783	4,946	60,900	19,919
Interest credited to policyholders’ account balances	944	953	3,804	3,756
Interest expense	313	299	1,243	1,163
Other expenses	3,068	2,771	11,237	10,259

Total benefits and expenses	45,108	8,969	77,184	35,097

Adjusted operating income before income taxes	1,031	1,166	3,949	3,836
Income taxes, applicable to adjusted operating income	233	311	991	991

Financial Services Businesses after-tax adjusted operating income (1)	798	855	2,958	2,845

Reconciling Items:
Realized investment gains (losses), net, and related charges and adjustments	(1,698)	(596)	(2,809)	847
Investment gains on trading account assets supporting insurance liabilities, net	108	53	610	223
Change in experience-rated contractholder liabilities due to asset value changes	(94)	(47)	(540)	(123)
Divested businesses	60	52	(597)	101
Equity in earnings of operating joint ventures and earnings attributable to noncontrolling interests	26	12	(1)	(189)

Total reconciling items, before income taxes	(1,598)	(526)	(3,337)	859
Income taxes, not applicable to adjusted operating income	(608)	(186)	(808)	429

Total reconciling items, after income taxes	(990)	(340)	(2,529)	430

Income (loss) from continuing operations (after-tax) of Financial Services Businesses before equity in earnings of operating joint ventures	(192)	515	429	3,275
Equity in earnings of operating joint ventures, net of taxes and earnings attributable to noncontrolling interests	(25)	(7)	(18)	110

Income (loss) from continuing operations attributable to Prudential Financial, Inc.	(217)	508	411	3,385
Earnings attributable to noncontrolling interests	27	8	78	72

Income (loss) from continuing operations (after-tax) of Financial Services Businesses	(190)	516	489	3,457
Income from discontinued operations, net of taxes	3	14	17	35

Net income (loss) of Financial Services Businesses	(187)	530	506	3,492
Less: Income attributable to noncontrolling interests	27	8	78	72

Net income (loss) of Financial Services Businesses attributable to Prudential Financial, Inc.	$(214)	$522	$428	$3,420

See footnotes on last page.

Financial Highlights

(in millions, except per share data, unaudited)

	Three Months Ended December 31		Year Ended December 31
	2012	2011	2012	2011
Earnings per share of Common Stock (diluted) (2) (3) (4):

Financial Services Businesses after-tax adjusted operating income	$1.69	$1.78	$6.27	$5.83
Reconciling Items:
Realized investment gains (losses), net, and related charges and adjustments	(3.61)	(1.25)	(5.94)	1.73
Investment gains on trading account assets supporting insurance liabilities, net	0.23	0.11	1.29	0.46
Change in experience-rated contractholder liabilities due to asset value changes	(0.20)	(0.10)	(1.14)	(0.25)
Divested businesses	0.13	0.11	(1.26)	0.21
Difference in earnings allocated to participating unvested share-based payment awards	—	—	0.05	(0.01)

Total reconciling items, before income taxes	(3.45)	(1.13)	(7.00)	2.14
Income taxes, not applicable to adjusted operating income	(1.28)	(0.40)	(1.64)	1.05

Total reconciling items, after income taxes	(2.17)	(0.73)	(5.36)	1.09

Income (loss) from continuing operations (after-tax) of Financial Services Businesses attributable to Prudential Financial, Inc.	(0.48)	1.05	0.91	6.92
Income from discontinued operations, net of taxes	—	0.03	0.03	0.07

Net income (loss) of Financial Services Businesses attributable to Prudential Financial, Inc.	$(0.48)	$1.08	$0.94	$6.99

Weighted average number of outstanding Common shares (basic)	462.6	469.2	465.6	480.2

Weighted average number of outstanding Common shares (diluted) (4)	469.9	477.0	473.2	488.7

Direct equity adjustment for earnings per share calculation (2)	$—	$(1)	$20	$24
Earnings related to interest, net of tax, on exchangeable surplus notes (4)	$4	$4	$17	$17
Earnings allocated to participating unvested share-based payment awards for earnings per share calculation
Financial Services Businesses after-tax adjusted operating income	$7	$11	$29	$38
Income from continuing operations (after-tax) of Financial Services Businesses	$7	$9	$7	$45
Financial Services Businesses Attributed Equity (as of end of period):
Total attributed equity	$37,078	$32,817
Per share of Common Stock - diluted	79.19	69.07
Attributed equity excluding accumulated other comprehensive income	$27,088	$27,740
Per share of Common Stock - diluted	57.86	58.39
Number of diluted shares at end of period	468.2	475.1

Adjusted operating income before income taxes, by Segment (1):
Individual Annuities	$304	$373	$1,039	$662
Retirement	225	140	638	594
Asset Management	139	256	503	782

Total U.S. Retirement Solutions and Investment Management Division	668	769	2,180	2,038

Individual Life	99	138	384	482
Group Insurance	(12)	42	16	163

Total U.S. Individual Life and Group Insurance Division	87	180	400	645

International Insurance	647	502	2,704	2,263

Total International Insurance Division	647	502	2,704	2,263

Corporate and Other operations	(371)	(285)	(1,335)	(1,110)

Financial Services Businesses adjusted operating income before income taxes	1,031	1,166	3,949	3,836

Reconciling Items:
Realized investment gains (losses), net, and related charges and adjustments	(1,698)	(596)	(2,809)	847
Investment gains on trading account assets supporting insurance liabilities, net	108	53	610	223
Change in experience-rated contractholder liabilities due to asset value changes	(94)	(47)	(540)	(123)
Divested businesses	60	52	(597)	101
Equity in earnings of operating joint ventures and earnings attributable to noncontrolling interests	26	12	(1)	(189)

Total reconciling items, before income taxes	(1,598)	(526)	(3,337)	859

Income (loss) from continuing operations before income taxes and equity in earnings of operating joint ventures - Financial Services Businesses	$(567)	$640	$612	$4,695

See footnotes on last page.

Financial Highlights

(in millions, except per share data or as otherwise noted, unaudited)

	Three Months Ended December 31		Year Ended December 31
	2012	2011	2012	2011
U.S. Retirement Solutions and Investment Management Division:

Fixed and Variable Annuity Sales and Account Values:
Gross sales	$3,789	$4,422	$20,032	$20,293

Net sales	$1,976	$2,852	$13,226	$13,061

Total account value at end of period	$135,342	$113,535

Retirement Segment:
Full Service:
Deposits and sales	$3,903	$3,879	$16,390	$16,821

Net withdrawals	$(483)	$(2,014)	$(2,833)	$(2,339)

Total account value at end of period	$148,405	$139,430

Institutional Investment Products:
Gross additions	$39,192	$10,825	$55,005	$27,773

Net additions	$36,606	$8,741	$46,510	$21,623

Total account value at end of period	$141,435	$90,089

Asset Management Segment:
Assets managed by Investment Management and Advisory Services (in billions, as of end of period):
Institutional customers	$313.7	$271.8
Retail customers	138.7	119.3
General account	374.6	326.7

Total Investment Management and Advisory Services	$827.0	$717.8

Institutional Assets Under Management (in billions):
Gross additions, other than money market	$20.8	$14.3	$58.8	$49.4

Net additions, other than money market	$8.4	$3.6	$17.2	$16.9

Retail Assets Under Management (in billions):
Gross additions, other than money market	$10.1	$8.2	$37.0	$29.9

Net additions, other than money market	$3.4	$2.2	$12.8	$5.7

U.S. Individual Life and Group Insurance Division:

Individual Life Insurance Annualized New Business Premiums (5):
Variable life	$8	$4	$21	$25
Universal life	90	29	218	95
Term life	46	42	173	158

Total	$144	$75	$412	$278

Group Insurance Annualized New Business Premiums (5):
Group life	$51	$49	$304	$486
Group disability	7	20	135	149

Total	$58	$69	$439	$635

International Insurance Division:

International Insurance Annualized New Business Premiums (5) (6):
Actual exchange rate basis	$1,097	$849	$4,078	$3,192

Constant exchange rate basis	$1,089	$829	$4,051	$3,157

See footnotes on last page.

Financial Highlights

(in millions, except per share data or as otherwise noted, unaudited)

	Three Months Ended December 31		Year Ended December 31
	2012	2011	2012	2011
Closed Block Business Data:
Income Statement Data:
Revenues	$1,600	$1,969	$6,257	$7,015
Benefits and expenses	1,633	1,846	6,193	6,801

Income (loss) from continuing operations before income taxes	(33)	123	64	214

Income taxes	(15)	41	21	68

Closed Block Business income (loss) from continuing operations	(18)	82	43	146
Income (loss) from discontinued operations, net of taxes	—	—	(2)	—

Closed Block Business net income (loss)	(18)	82	41	146
Less: Income attributable to noncontrolling interests	—	—	—	—

Closed Block Business net income (loss) attributable to Prudential Financial, Inc.	$(18)	$82	$41	$146
Direct equity adjustment for earnings per share calculation (2)	—	1	(20)	(24)

Earnings available to holders of Class B Stock after direct equity adjustment - based on net income (loss)	$(18)	$83	$21	$122
Income (loss) from continuing operations per share of Class B Stock	$(9.00)	$41.50	$11.50	$61.00
Income (loss) from discontinued operations, net of taxes per share of Class B Stock	—	—	(1.00)	—

Net income (loss) per share of Class B Stock	$(9.00)	$41.50	$10.50	$61.00
Weighted average diluted shares outstanding during period	2.0	2.0	2.0	2.0

Closed Block Business Attributed Equity (as of end of period):
Total attributed equity	$1,497	$1,436
Per Share of Class B Stock	748.50	718.00
Attributed equity excluding accumulated other comprehensive income	$1,273	$1,268
Per Share of Class B Stock	636.50	634.00
Number of Class B Shares at end of period	2.0	2.0

Consolidated Data:
Consolidated Income Statement Data:
Revenues	45,912	11,685	84,815	49,030
Benefits and expenses	46,512	10,922	84,139	44,121

Income (loss) from continuing operations before income taxes and equity in earnings of operating joint ventures	(600)	763	676	4,909
Income tax expense (benefit)	(390)	166	204	1,488

Income (loss) from continuing operations before equity in earnings of operating joint ventures	(210)	597	472	3,421
Equity in earnings of operating joint ventures, net of taxes	2	1	60	182

Income (loss) from continuing operations	(208)	598	532	3,603
Income from discontinued operations, net of taxes	3	14	15	35

Consolidated net income (loss)	(205)	612	547	3,638
Less: Income attributable to noncontrolling interests	27	8	78	72

Net income (loss) attributable to Prudential Financial, Inc.	(232)	604	469	3,566

Net income (loss) attributable to Prudential Financial, Inc.:
Financial Services Businesses	(214)	522	428	3,420
Closed Block Business	(18)	82	41	146

Consolidated net income (loss) attributable to Prudential Financial, Inc.	(232)	604	469	3,566

Assets and Asset Management Information (in billions, as of end of period)
Total assets	$709.3	$620.2
Assets under management (at fair market value):
Managed by U.S. Retirement Solutions and Investment Management Division:
Asset Management Segment - Investment Management and Advisory Services	$827.0	$717.8
Non-proprietary assets under management	196.8	152.2

Total managed by U.S. Retirement Solutions and Investment Management Division	1,023.8	870.0
Managed by U.S. Individual Life and Group Insurance Division	16.4	13.8
Managed by International Insurance Division	20.1	16.9

Total assets under management	1,060.3	900.7
Client assets under administration	91.9	85.7

Total assets under management and administration	$1,152.2	$986.4

See footnotes on last page.

(1)	Adjusted operating income is a non-GAAP measure of performance of our Financial Services Businesses that excludes “Realized investment gains (losses), net”, as adjusted, and related charges and adjustments; net investment gains and losses on trading account assets supporting insurance liabilities; change in experience-rated contractholder liabilities due to asset value changes; results of divested businesses and discontinued operations; earnings attributable to noncontrolling interests; and the related tax effects thereof. Adjusted operating income includes equity in earnings of operating joint ventures and the related tax effects thereof. Revenues and benefits and expenses shown as components of adjusted operating income, are presented on the same basis as pre-tax adjusted operating income and are adjusted for the items above as well.

Realized investment gains (losses) within certain of our businesses for which such gains (losses) are a principal source of earnings, and those associated with terminating hedges of foreign currency earnings and current period yield adjustments are included in adjusted operating income. Adjusted operating income excludes realized investment gains and losses from products that contain embedded derivatives, and from associated derivative portfolios that are part of a hedging program related to the risk of those products. Adjusted operating income also excludes gains and losses from changes in value of certain assets and liabilities relating to foreign currency exchange movements that have been economically hedged or considered part of our capital funding strategies for our international subsidiaries, as well as gains and losses on certain investments that are classified as other trading account assets.

Adjusted operating income does not equate to “Income from continuing operations” as determined in accordance with GAAP but is the measure of profit or loss we use to evaluate segment performance. Adjusted operating income is not a substitute for income determined in accordance with GAAP, and our definition of adjusted operating income may differ from that used by other companies. The items above are important to an understanding of our overall results of operations. However, we believe that the presentation of adjusted operating income as we measure it for management purposes enhances the understanding of our results of operations by highlighting the results from ongoing operations and the underlying profitability factors of our businesses.

(2)	Net income for the Financial Services Businesses and the Closed Block Business is determined in accordance with GAAP and includes general and administrative expenses charged to each of the businesses based on the Company’s methodology for allocation of such expenses. Cash flows between the Financial Services Businesses and the Closed Block Business related to administrative expenses are determined by a policy servicing fee arrangement that is based upon insurance and policies in force and statutory cash premiums. To the extent reported administrative expenses vary from these cash flow amounts, the differences are recorded, on an after-tax basis, as direct equity adjustments to the equity balances of each business. The direct equity adjustments modify earnings available to holders of Common Stock and Class B Stock for earnings per share purposes. Earnings per share of Common Stock based on adjusted operating income of the Financial Services Businesses reflects these adjustments as well.

(3)	Diluted share count used in the diluted earnings per share calculation for GAAP measures is equal to weighted average basic common shares for the three months ended December 31, 2012 as all potential common shares are anti-dilutive due to the loss from continuing operations available to holders of common stock after direct equity adjustment.

(4)	In calculating diluted earnings per share under the if-converted method, the potential shares that would be issued related to the exchangeable surplus notes assuming a hypothetical exchange, weighted for the period the notes are outstanding, is added to the denominator, and interest expense, net of tax, is added to the numerator, if the overall effect is dilutive. For the year ended December 31, 2012, the hypothetical impact of these shares was antidilutive and therefore excluded from the diluted earnings per share calculation for GAAP measures. The weighted average number of outstanding common shares used in the diluted earnings per share calculation for the year ended December 31, 2012 for GAAP measures is 468.1 million.

(5)	Premiums from new sales that are expected to be collected over a one year period. Group insurance annualized new business premiums exclude new premiums resulting from rate changes on existing policies, from additional coverage issued under our Servicemembers’ Group Life Insurance contract, and from excess premiums on group universal life insurance that build cash value but do not purchase face amounts. Group insurance annualized new business premiums include premiums from the takeover of claim liabilities. Excess (unscheduled) and single premium business for the company’s domestic individual life and international insurance operations are included in annualized new business premiums based on a 10% credit.

(6)	Actual amounts reflect the impact of currency fluctuations. Foreign denominated activity translated to U.S. dollars at uniform exchange rates for all periods presented, including Japanese yen 80 per U.S. dollar; Korean won 1160 per U.S. dollar. U.S. denominated activity is included based on the amounts as transacted in U.S. dollars.